Exhibit 99.3
AETNA AND HUMANA

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2015, and for the three months ended March 31, 2016, combine the historical consolidated statements of income of Aetna Inc. (“Aetna”) and Humana Inc. (“Humana”), giving effect to the merger (as defined below) as if it had occurred on January 1, 2015, the first day of the fiscal year ended December 31, 2015. Pursuant to the Agreement and Plan of Merger dated as of July 2, 2015 (which is referred to as the “merger agreement”), a wholly owned subsidiary of Aetna (“Merger Sub 1”) will be merged with and into Humana, with Humana surviving as a wholly owned subsidiary of Aetna (the “First Merger”), and immediately following the First Merger, Humana will be merged with and into another wholly owned subsidiary of Aetna (“Merger Sub 2”) with Merger Sub 2 surviving as a wholly owned subsidiary of Aetna (the “Second Merger,” and together with the First Merger, referred to as the “merger”). At the effective time of the Second Merger, Merger Sub 2 will be renamed Humana LLC. The unaudited pro forma condensed combined balance sheet as of March 31, 2016, combines the historical consolidated balance sheets of Aetna and Humana, giving effect to the merger as if it had occurred on March 31, 2016. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined company's results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes:

•
separate historical consolidated financial statements of Aetna as of, and for the year ended, December 31, 2015, and the related notes included in Aetna’s Annual Report on Form 10-K for the year ended December 31, 2015;

•
separate historical consolidated financial statements of Humana at, and for the year ended, December 31, 2015, and the related notes included in Aetna's Current Report on Form 8-K filed on June 2, 2016;

•
separate historical condensed consolidated financial statements of Aetna as of, and for the three months ended, March 31, 2016, and the related notes included in Aetna’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016; and

•
separate historical condensed consolidated financial statements of Humana at, and for the three months ended, March 31, 2016, and the related notes included in Aetna's Current Report on Form 8-K filed on June 2, 2016.

The unaudited pro forma condensed combined financial information has been prepared by Aetna using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”). Aetna has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The merger has not yet received the necessary approvals from governmental authorities. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (which is referred to as the “HSR Act”) and other relevant laws and regulations, and before completion of the merger, there are significant limitations regarding what Aetna can learn about Humana. The assets and liabilities of Humana have been measured based on various preliminary estimates using assumptions that Aetna believes are reasonable based on information that is currently available to it. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the Securities and Exchange Commission.

Aetna intends to commence the necessary valuation and other studies required to complete the acquisition accounting for the merger promptly upon completion of the merger and will finalize the acquisition accounting as soon as practicable within the required measurement period prescribed by Financial Accounting Standards Board Accounting Standards Codification (which is referred to as “ASC”) 805, Business Combinations, but in no event later than one year following completion of the merger.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Aetna and Humana would have achieved had the companies been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma condensed combined financial information does not reflect any potential divestitures that may occur prior to, at the time of, or subsequent to, the completion of the merger or cost savings that may be realized as a result of the merger and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings. In addition, the unaudited pro forma condensed combined balance sheet does not reflect any potential debt repayments following the completion of the merger. No material intercompany transactions between Aetna and Humana during the periods presented in the unaudited pro forma condensed combined financial statements have been identified at this time.

Unaudited Pro Forma Condensed Combined

Statement of Income
For the Year Ended December 31, 2015

(Millions, except per common share data)	Aetna	Humana	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenue:
Health care and other premiums	$53,788.8	$52,409.0	$—		$106,197.8
Fees and other revenue	5,631.3	1,822.0	—		7,453.3
Net investment income	916.4	328.0	(68.7)	(a)(b)	1,175.7
Total revenue	60,336.5	54,559.0	(68.7)		114,826.8
Benefits and expenses:
Health care costs and benefits	43,832.6	44,269.0	—		88,101.6
Selling, general and administrative expenses	11,899.8	7,673.0	267.4	(c)(d)	19,840.2
Interest expense	368.5	186.0	407.4	(d)(e)(f)	961.9
Total benefits and expenses	56,100.9	52,128.0	674.8		108,903.7
Income before income taxes (benefits)	4,235.6	2,431.0	(743.5)		5,923.1
Income tax expense (benefit)	1,841.0	1,155.0	(260.2)	(g)	2,735.8
Net income including non-controlling interests	2,394.6	1,276.0	(483.3)		3,187.3
Less: Net income attributable to non-controlling interests	4.4	—	—		4.4
Net income attributable to Aetna	$2,390.2	$1,276.0	$(483.3)		$3,182.9

Earnings per common share:
Basic	$6.84	$8.54			$6.69
Diluted	$6.78	$8.44			$6.64

Weighted-average shares:
Basic	349.3	149.5	(23.0)	(h)	475.8
Diluted	352.6	151.1	(24.6)	(h)	479.1

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments shown above are explained in Note 6. Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined

Statement of Income
For the Three Months Ended March 31, 2016

(Millions, except per common share data)	Aetna	Humana	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenue:
Health care and other premiums	$14,009.1	$13,440.0	$—		$27,449.1
Fees and other revenue	1,466.6	280.0	—		1,746.6
Net investment income	217.7	80.0	(18.3)	(a)(b)	279.4
Total revenue	15,693.4	13,800.0	(18.3)		29,475.1
Benefits and expenses:
Health care costs and benefits	11,376.6	11,397.0	—		22,773.6
Selling, general and administrative expenses	2,926.4	1,856.0	40.2	(c)(d)	4,822.6
Interest expense	101.8	47.0	91.6	(d)(e)(f)	240.4
Total benefits and expenses	14,404.8	13,300.0	131.8		27,836.6
Income before income taxes (benefits)	1,288.6	500.0	(150.1)		1,638.5
Income tax expense (benefit)	560.7	266.0	(52.5)	(g)	774.2
Net income including non-controlling interests	727.9	234.0	(97.6)		864.3
Less: Net income attributable to non-controlling interests	1.3	—	—		1.3
Net income attributable to Aetna	$726.6	$234.0	$(97.6)		$863.0

Earnings per common share:
Basic	$2.07	$1.57			$1.81
Diluted	$2.06	$1.56			$1.80

Weighted-average shares:
Basic	350.7	149.2	(22.7)	(h)	477.2
Diluted	353.1	150.6	(24.1)	(h)	479.6

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments shown above are explained in Note 6. Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined

Balance Sheet
As of March 31, 2016

(Millions)	Aetna	Humana	Pro Forma Adjustments (Note 7)		Pro Forma Combined
Assets:
Current assets:
Cash and cash equivalents	$3,766.4	$2,801.0	$(2,756.0)	(i)	$3,811.4
Investments	3,127.8	7,738.0	—		10,865.8
Premiums and other receivables, net	4,880.4	1,737.0	—		6,617.4
Other current assets	3,619.0	5,568.0	—		9,187.0
Total current assets	15,393.6	17,844.0	(2,756.0)		30,481.6
Long-term investments	22,112.2	1,940.0	—		24,052.2
Goodwill	10,636.8	3,265.0	18,902.5	(j)	32,804.3
Other acquired intangible assets, net	1,626.4	336.0	6,779.0	(k)	8,741.4
Other long-term assets	2,636.8	3,549.0	(934.0)	(l)	5,251.8
Separate Accounts assets	4,017.9	—	—		4,017.9
Total assets	$56,423.7	$26,934.0	$21,991.5		$105,349.2

Liabilities and shareholders' equity:
Current liabilities:
Health care costs payable and unpaid claims	$7,600.5	$5,114.0	$—		$12,714.5
Short term debt	—	300.0	—		300.0
Accrued expenses and other current liabilities	10,314.7	4,691.0	491.7	(m)	15,497.4
Total current liabilities	17,915.2	10,105.0	491.7		28,511.9
Long-term debt	7,382.5	3,793.0	16,350.2	(n)	27,525.7
Other long-term liabilities	10,229.4	2,511.0	1,760.3	(o)	14,500.7
Separate Accounts liabilities	4,017.9	—	—		4,017.9
Total liabilities	39,545.0	16,409.0	18,602.2		74,556.2
Shareholders' equity:
Common stock and additional paid-in-capital (1)	4,632.0	2,531.0	11,675.7	(p)	18,838.7
Retained earnings	13,436.4	7,918.0	(8,210.4)	(q)	13,144.0
Accumulated other comprehensive (loss) income	(1,254.9)	76.0	(76.0)	(r)	(1,254.9)
Total shareholders' equity	16,813.5	10,525.0	3,389.3		30,727.8
Non-controlling interests	65.2	—	—		65.2
Total equity	16,878.7	10,525.0	3,389.3		30,793.0
Total liabilities and equity	$56,423.7	$26,934.0	$21,991.5		$105,349.2

(1)
On an historical basis, share information of Aetna is as follows: 2.5 billion common shares authorized; 350.6 million common shares issued and outstanding. On a pro forma combined basis, share information is as follows: 2.5 billion common shares authorized; 477.1 million common shares issued and outstanding.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments shown above are explained in Note 7. Balance Sheet Pro Forma Adjustments.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On July 2, 2015, Aetna, Merger Sub 1, Merger Sub 2 and Humana entered into the merger agreement, pursuant to which, subject to the terms and conditions set forth in the merger agreement, Humana will become a wholly owned subsidiary of Aetna. Upon completion of the merger, each share of Humana common stock issued and outstanding will be converted into the right to receive $125.00 in cash (the “Per Share Cash Consideration”), without interest, and 0.8375 of an Aetna common share (the “Per Share Stock Consideration”). The Per Share Cash Consideration together with the Per Share Stock Consideration is the “Merger Consideration”.

At the effective time of the First Merger, each option to purchase shares of Humana common stock outstanding under any employee benefit plan (each, a “Humana Stock Option”) that is vested or that, pursuant to its terms as in effect as of the date of the merger agreement, would become vested as of the effective time of the First Merger, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the excess, if any, of (1) the sum of (x) the Per Share Cash Consideration plus (y) the value equal to the product of the Parent Stock Price (as defined below) multiplied by 0.8375 (the sum of the amounts in clauses (x) and (y), the “Equity Award Cash Consideration”) over (2) the applicable per share exercise price of such Humana Stock Option multiplied by (B) the total number of shares of Humana common stock subject to such Humana Stock Option. For purposes of the merger agreement, the “Parent Stock Price” means the average of the volume weighted averages of the trading prices of Aetna common shares on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Aetna and Humana) on each of the five consecutive trading days ending on the trading day that is two trading days prior to the closing date of the First Merger. Each Humana Stock Option that is vested or that, pursuant to its terms as in effect as of the date of the merger agreement, would become vested as of the effective time of the First Merger, with a per share exercise price greater than or equal to the Equity Award Cash Consideration, will be cancelled for no consideration.

Each Humana Stock Option that (i) is not cancelled pursuant to the provisions described in the preceding paragraph or (ii) is granted after the date of the merger agreement (to the extent permitted by the merger agreement), at the effective time of the First Merger will, by virtue of the First Merger and without further action on the part of any holder thereof, be assumed by Aetna and become, as of the effective time of the First Merger, an option (an “Assumed Stock Option”) to purchase, on the same terms and conditions (including with respect to vesting, exercise and expiration) as applied to each such Humana Stock Option immediately prior to the effective time of the First Merger, Aetna common shares, except that (A) the number of Aetna common shares subject to such Assumed Stock Option will equal (x) the number of shares of Humana common stock that were subject to such Humana Stock Option immediately prior to the effective time of the First Merger, multiplied by (y) the Equity Award Exchange Ratio (as defined below), rounded down to the nearest whole share, and (B) the per-share exercise price will equal the quotient of (1) the exercise price per share of Humana common stock at which such Humana Stock Option was exercisable immediately prior to the effective time of the First Merger, divided by (2) the Equity Award Exchange Ratio, rounded up to the nearest whole cent. For purposes of the merger agreement, the “Equity Award Exchange Ratio” means the sum of (i) the Per Share Stock Consideration, plus (ii) the quotient of (x) the Per Share Cash Consideration, divided by (y) the Parent Stock Price, rounded to the nearest one thousandth.

Immediately prior to the effective time of the First Merger, for each restricted stock unit award with respect to shares of Humana common stock outstanding under any employee benefit plan that (i) either (x) vests solely based on the passage of time (each, a “Humana RSU Award”) or (y) vests based on the achievement of performance goals (each, a “Humana PSU Award”) and (ii) pursuant to its terms as in effect on the date of the merger agreement, provides for automatic accelerated vesting upon the consummation of the transactions contemplated by the merger agreement: (1) the restrictions and vesting conditions applicable to such Humana RSU Award or Humana PSU Award will lapse and (2) each such Humana RSU Award or Humana PSU Award will, by virtue of the First Merger and without any action on the part of the holder thereof, be converted as of the effective time of the First Merger into the right to receive, with respect to each share of Humana common stock underlying such Humana RSU Award or Humana PSU Award, the Merger Consideration plus a cash amount equal to the accrued but unpaid dividend equivalent rights as of the completion of the merger relating to such Humana RSU Award or Humana PSU Award. Humana PSU Awards will be converted assuming the achievement of the maximum level of performance to the extent required by their terms.

Each Humana RSU Award and Humana PSU Award that (i) is not converted into a right to receive the consideration described in the paragraph above or (ii) is granted after the date of the merger agreement (to the extent permitted by the merger agreement), at the effective time of the First Merger will, by virtue of the First Merger and without further action on the part of any holder thereof, be assumed by Aetna and will be converted into a restricted unit award corresponding to the Merger Consideration (each, an “Assumed Restricted Unit Award”) that settles in (A) an amount in cash equal to the sum of an amount equal to the accrued but unpaid dividend equivalent rights as of the completion of the merger relating to such Assumed Restricted Unit Award plus the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of Humana common stock underlying the Humana RSU Award or Humana PSU Award, as applicable (with performance determined in accordance with the applicable agreement in the case of Humana PSU Awards), and (B) a number of Aetna common shares equal to the product of (x) the Per Share Stock Consideration, multiplied by (y) the number of shares of Humana common stock underlying the Humana RSU Award or Humana PSU Award, as applicable. Except as provided in the immediately preceding sentence, each Assumed Restricted Unit Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Humana RSU Award or Humana PSU Award (with performance determined in accordance with the applicable agreement in the case of Humana PSU Awards) immediately prior to the effective time of the First Merger (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the First Merger).

On October 19, 2015, Aetna and Humana each obtained the approval of their respective shareholders necessary for the merger. We continue to work with the U.S. Department of Justice to obtain clearance for the merger, and as of May 31, 2016, we had obtained approvals in approximately 75% of the twenty states in which change of control regulatory approvals are necessary to close the acquisition. The merger is currently projected to close in the second half of 2016 and remains subject to customary closing conditions, including expiration of the HSR Act waiting period and approvals of state departments of insurance and other regulators.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting and are based on the historical consolidated financial statements of Aetna and Humana. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC 820, Fair Value Measurements.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the merger is completed at the then-current market price. This requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements, since the market price of the Aetna common shares at the date the merger is completed may be different than the $112.27 market price that was used in the preparation of these unaudited pro forma condensed combined financial statements. The market price of $112.27 was based upon the closing price of Aetna common shares on the New York Stock Exchange on April 30, 2016.

ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, specifies related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Aetna may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Aetna’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the merger, primarily at their respective fair values and added to those of Aetna. Financial statements and reported results of operations of Aetna issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Humana.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred. Acquisition-related transaction costs expected to be incurred by Aetna include estimated fees related to a bridge financing commitment and credit agreement and a term loan agreement and estimated interest costs associated with the issuance of long-term transaction-related debt that Aetna expects to issue prior to the completion of the merger and the term loan that Aetna expects to borrow at the time of completion of the merger. Total acquisition-related transaction costs expected to be incurred by Aetna and Humana are estimated to be $526.8 million and $118.7 million, respectively, of which $99.7 million and $54.1 million, respectively, were incurred through March 31, 2016.

The unaudited pro forma condensed combined balance sheet as of March 31, 2016 is required to include adjustments which give effect to events that are directly attributable to the merger and factually supportable regardless of whether they are expected to have a continuing impact on the companies’ post-merger results or are non-recurring. Therefore, acquisition-related transaction costs expected to be incurred by Aetna and Humana subsequent to March 31, 2016 of $427.1 million and $64.6 million, respectively, are reflected as a pro forma adjustment to the unaudited pro forma condensed combined balance sheet as of March 31, 2016 as an increase to accrued expenses and other current liabilities, with the related tax benefits reflected as a decrease in other long-term liabilities and the after tax impact presented as a decrease to retained earnings.

The unaudited pro forma condensed combined financial statements do not reflect any potential divestitures that may occur prior to, at the time of, or subsequent to, the completion of the merger, or the projected realization of cost savings following completion of the merger. These cost savings opportunities are from administrative cost savings, as well as network and medical management savings. Although Aetna projects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements reflect an immaterial amount of pretax integration-related costs that have been incurred. The total amount of restructuring and integration-related costs following completion of the merger are projected to be approximately $1 billion through 2019. Such restructuring and integration-related costs will be expensed in the appropriate accounting periods after completion of the merger. In addition, the unaudited pro forma condensed combined balance sheet does not reflect any potential debt repayments following the completion of the merger.

3.	Accounting Policies

At completion of the merger, Aetna will review Humana’s accounting policies. As a result of that review, Aetna may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements assume there are no differences in accounting policies.

4.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Humana:

	Conversion	Estimated	Form of
(Millions, except per common share data)	Calculation	Fair Value	Consideration
Consideration Transferred:
Number of shares of Humana common stock outstanding at April 30, 2016:	149.0
Multiplied by Aetna's share price at April 30, 2016, multiplied by the			Aetna Common Shares
exchange ratio ($112.27*0.8375)	$94.03	$14,013.9
Multiplied by the per share cash consideration	$125.00	$18,629.6	Cash
Number of shares underlying in-the-money Humana stock options vested and unvested
outstanding as of April 30, 2016, expected to be cancelled and exchanged for cash	.7
Multiplied by the excess, if any, of (1) the sum of (x) the per share cash consideration plus (y) Aetna's share price at
April 30, 2016, multiplied by the exchange ratio ($112.27*0.8375) over
(2) the weighted-average exercise price of such in-the-money stock options	$99.39	$70.2	Cash
Number of Humana RSUs and Humana PSUs outstanding at April 30, 2016:	2.0
Multiplied by Aetna's share price at April 30, 2016, multiplied by			Aetna Common Shares
the exchange ratio ($112.27*0.8375)	$94.03	$192.8
Multiplied by the per share cash consideration	$125.00	$256.2	Cash
Other consideration transferred (s)		—
Estimate of Total Consideration Expected to be Transferred (t)		$33,162.7

Certain amounts may reflect rounding adjustments.

(s) As further described in Note 1. Description of Transaction, certain outstanding equity awards granted to Humana employees will not be settled upon completion of the merger, and instead will be converted into replacement awards (collectively the “Replacement Awards”) issued by Aetna. The above table excludes 0.8 million aggregate Humana RSUs and Humana PSUs and 0.4 million Humana stock options, each outstanding at April 30, 2016, and any related dividend equivalent rights, from the estimate of total consideration expected to be transferred. Other consideration transferred will include the portion of the fair value of the Replacement Awards that is attributed to pre-merger services. The fair value attributable to post-merger services will be recorded as compensation expense in Aetna’s post-merger financial statements. At this time, Aetna is unable to reasonably estimate the respective fair values attributable to pre- and post-merger services.

(t)
The estimated total consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual consideration that will be transferred when the merger is completed. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the date the merger is completed at the then-current market price. This requirement will likely result in a different value of the common share component of the purchase consideration and a per Humana share equity component different from the $94.03 assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. For example, if the price of Aetna's common shares on the date the merger is completed increased or decreased by 10% from the price assumed in these unaudited pro forma condensed combined financial statements, the consideration transferred would increase or decrease by approximately $1.4 billion, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Aetna in the merger, reconciled to the estimate of total consideration expected to be transferred:

At March 31
(Millions)	2016
Assets Acquired and Liabilities Assumed:
Historical net book value of net assets acquired	$10,525.0
Less historical:
Goodwill	(3,265.0)
Intangible assets	(336.0)
Capitalized software	(802.0)
Deferred acquisition costs	(132.0)
Deferred tax assets on outstanding equity awards	(28.0)
Deferred tax assets on deferred acquisition costs	48.4
Deferred tax liabilities on historical capitalized software	293.8
Deferred tax liabilities on historical goodwill and intangible assets	223.4
Adjusted book value of net assets acquired	$6,527.6
Adjustments to:
Goodwill (u)	$22,167.5
Identifiable intangible assets (v)	7,115.0
Deferred tax liabilities (w)	(2,405.7)
Fair value adjustment to debt (x)	(241.7)
Other (y)	—
Total adjustments	26,635.1
Consideration transferred	$33,162.7

(u)
Goodwill is calculated as the difference between the acquisition date fair value of the total consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

(v)
As of completion of the merger, identifiable intangible assets of Humana are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all acquired assets will be used in a manner that represents the highest and best use of those acquired assets, but it is not assumed that any market participant synergies will be achieved.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset. Other valuation methods, including the market approach and cost approach, were also considered in estimating the fair value. Under the HSR Act and other relevant laws and regulations, there are significant limitations on Aetna’s ability to obtain specific information about Humana's intangible assets prior to completion of the merger.

At this time, Aetna does not have sufficient information as to the amount, timing and risk of the cash flows from all of Humana's identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include, but are not limited to: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; the assessment of the asset’s life cycle; and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, Humana’s cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of Humana's identifiable intangible assets and their weighted-average useful lives have been preliminarily estimated as follows:

	Estimated	Estimated Weighted-
	Fair Value (Millions)	Average Useful Life (Years)
Customer lists	$4,550.0	8.5
Trademarks/tradenames	1,590.0	22.5
Provider networks	600.0	17.5
Technology	375.0	7.5
Total	$7,115.0

These preliminary estimates of fair value and weighted-average useful life will likely be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once Aetna has full access to information about Humana's intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to identifiable intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets (as applicable) and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their weighted-average useful lives could be impacted by a variety of factors that may become known to Aetna only upon access to additional information and/or by changes in such factors that may occur prior to completion of the merger. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and/or competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable Humana intangible assets and/or to the estimated weighted-average useful lives from what Aetna has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to Aetna's estimate of associated amortization expense.

(w)
As of the completion of the merger, Aetna will establish net deferred tax liabilities and make other tax adjustments as part of the accounting for the merger, primarily related to estimated fair value adjustments for identifiable intangible assets and debt (see (v) and (x)). The pro forma adjustment to record the effect of deferred taxes was computed as follows:

(Millions)
Estimated fair value of identifiable intangible assets to be acquired	$7,115.0
Estimated fair value adjustment of debt to be assumed	(241.7)
Total estimated fair value adjustments of assets to be acquired and liabilities to be assumed	$6,873.3

Deferred taxes associated with the estimated fair value adjustments
of assets to be acquired and liabilities to be assumed, at 35% (*)	$2,405.7

(*) Aetna assumed a blended 35% tax rate when estimating the deferred tax impacts of the Humana acquisition.

(x)
As of the completion of the merger, Humana's outstanding debt is required to be measured at fair value. Aetna has calculated the pro forma adjustment using publicly available information and believes the pro forma adjustment amount to be reasonable as of March 31, 2016. This adjustment reflects the incremental fair value of long-term debt over the historical carrying value.

(y) As of the completion of the merger, various other assets and liabilities of Humana are required to be measured at fair value, including, but not limited to: premiums and other receivables, property and equipment, insurance liabilities, and legal contingencies. Aetna does not have sufficient information at this time to make a reasonable preliminary estimate of the fair value of these assets and liabilities. Accordingly, for purposes of these unaudited pro forma condensed combined financial statements, Aetna has assumed that the historical Humana book values of these other assets and liabilities represent the best estimate of their fair value.

6.	Income Statement Pro Forma Adjustments

This note should be read in conjunction with Notes 1 through 5. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)
For purposes of these unaudited pro forma condensed combined financial statements, Aetna estimated forgone interest income associated with cash used to partially fund a portion of the Merger Consideration. The estimated forgone interest income for the combined entity in 2015 and for the three months ended March 31, 2016, is $5.4 million and $1.3 million, respectively. Aetna's estimate is based on a weighted-average annual interest rate of 0.26% and 0.25% in 2015 and for the three months ended March 31, 2016, respectively.

(b) For purposes of these unaudited pro forma condensed combined financial statements, Aetna estimated forgone interest income associated with adjusting the amortized cost of Humana's investment portfolio to fair value as of completion of the merger. Forgone interest income due to fair value adjustment to Humana's investment portfolio under the acquisition method of accounting is estimated to be $63.3 million and $17.0 million in 2015 and for the three months ended March 31, 2016, respectively.

(c)	To adjust amortization expense, as follows:

	Year Ended	Three Months Ended
(Millions)	December 31, 2015	March 31, 2016
Eliminate Humana's historical intangible asset amortization expense	$(93.0)	$(21.0)
Eliminate Humana's historical deferred acquisition
cost amortization expense	(63.0)	(16.0)
Eliminate Humana's historical capitalized
software amortization expense	(220.0)	(61.0)
Estimated transaction-related intangible asset amortization *	690.2	172.6
Estimated adjustment to amortization expense	$314.2	$74.6

(*) Assumes an estimated $7.1 billion of finite-lived identifiable intangible assets and a weighted average amortization period of approximately 12 years (Refer to Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed).

(d)
To eliminate acquisition-related transaction costs incurred by Aetna and Humana, selling, general and administrative expenses are reduced by $46.8 million and $34.4 million and interest expense is reduced by $50.1 million and $22.5 million in 2015 and during the three months ended March 31, 2016, respectively.

(e)
Aetna estimates additional interest expense of $12.6 million in 2015 and $3.1 million in the three months ended March 31, 2016, related to the amortization of debt issuance costs associated with the long-term debt expected to be issued to partially fund the merger.

(f)
Aetna estimates interest expense of $444.9 million in 2015 and $111.0 million in the three months ended March 31, 2016, associated with debt expected to be issued to finance the merger and the amortization of the estimated fair value adjustment to Humana’s debt:

•
Additional interest expense of $438.0 million in 2015 and $109.5 million in the three months ended March 31, 2016, based on approximately $13 billion of long-term fixed-rate and/or floating-rate debt securities Aetna expects to issue to partially fund the merger. The calculation of interest expense on the long-term debt securities assumes (i) various maturity tranches ranging from 1.5 to 30 years and (ii) a weighted average annual coupon rate of 3.144%. If interest rates were to increase or decrease by 0.125% from the rates assumed in estimating this pro forma adjustment to interest expense, pro forma interest expense would increase or decrease by approximately $16.3 million in 2015 and $4.1 million in the three months ended March 31, 2016.

•
Additional interest expense of $58.5 million in 2015 and $14.4 million in the three months ended March 31, 2016, based on an approximately $3.2 billion term loan Aetna expects to borrow to partially fund the merger. The calculation of interest expense on the term loan assumes (i) a maturity of 3 years and (ii) an annual interest rate of 2.017%. If interest rates were to increase or decrease by 0.125% from the rates assumed in estimating this pro forma adjustment to interest expense, pro forma interest expense would increase or decrease by approximately $4.0 million in 2015 and $1.0 million in the three months ended March 31, 2016.

•
In connection with the merger agreement, Aetna amended its unsecured $2.0 billion five-year revolving credit agreement to increase the available commitments to $3.0 billion. The increase in available commitments under Aetna’s revolving credit facility is expected to be effective at or promptly following the termination of Humana’s existing credit facility and the completion of the merger. Aetna does not expect to draw on that facility; however, Aetna estimates that it would have incurred facility fees on the incremental commitment of $2.0 million in 2015 and $0.5 million for the three months ended March 31, 2016. These amounts are reflected as pro forma adjustments to interest expense for these periods.

•
Additional interest expense associated with incremental debt issued to finance the merger, as described above, is partially offset by estimated reductions to interest expense of $53.6 million in 2015 and $13.4 million in the three months ended March 31, 2016. These reductions are from the amortization of the estimated fair value adjustment to Humana's outstanding debt over the remaining life of Humana's outstanding debt. Humana's debt is required to be measured at fair value under the acquisition method of accounting.

(g)
Aetna assumed a blended 35% tax rate when estimating the tax impact of the merger, representing the federal statutory tax rate and exclusion of any state tax impacts which are unknown at this time but expected to be immaterial. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

(h)
The combined basic and diluted earnings per share for the periods presented are based on the combined weighted-average basic and diluted common shares of Aetna and Humana. The historical weighted-average basic and diluted shares of Humana were assumed to be replaced by the shares expected to be issued by Aetna to effect the merger.

The following table summarizes the computation of the unaudited pro forma combined weighted average basic and diluted shares outstanding:

	Year Ended	Three Months Ended
(Millions)	December 31, 2015	March 31, 2016
Aetna weighted average shares used to compute basic EPS	349.3	350.7
Humana shares outstanding at April 30, 2016,
converted at the exchange ratio (149.0*0.8375)	124.8	124.8
Combined weighted average basic shares outstanding	474.1	475.5
Number of Humana RSUs and Humana PSUs outstanding
at April 30, 2016, converted at the exchange ratio (2.0*0.8375)	1.7	1.7
Pro forma weighted average basic shares outstanding	475.8	477.2

Dilutive effect of Aetna's outstanding stock-based compensation awards	3.3	2.4
Pro forma weighted average shares used to compute diluted EPS (1)	479.1	479.6

Certain amounts may reflect rounding adjustments.

(1)
Does not include outstanding Humana RSUs and Humana PSUs that will be settled in Merger Consideration or vested or unvested Humana stock options that will be paid in cash and cancelled upon completion of the merger as described in Note 1. Description of Transaction; and Note 4. Estimate of Consideration Expected to be Transferred.

7.	Balance Sheet Pro Forma Adjustments

This note should be read in conjunction with Notes 1 through 5. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(i)
To reflect the use of an estimated aggregate $2.7 billion of available cash in order to partially fund the merger. The remainder of the estimated cash consideration expected to fund the merger is expected to be financed with approximately $13 billion of long-term debt securities that Aetna expects to issue before the merger is completed; and an approximately $3.2 billion term loan that Aetna expects to borrow at the time the merger is completed (See Note 4. Estimate of Consideration Expected to be Transferred).

(j)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

(Millions)
Eliminate Humana's historical goodwill	$(3,265.0)
Estimated transaction goodwill	22,167.5
Total	$18,902.5

(k)	To adjust intangible assets to their estimated fair value, as follows:

(Millions)
Eliminate Humana’s historical intangible assets	$(336.0)
Estimated fair value of intangible assets acquired	7,115.0
Total	$6,779.0

(l) To eliminate Humana's historical capitalized software of $802.0 million and historical deferred acquisition costs of $132.0 million, as there is no future economic benefit associated with these assets.

(m) To record estimated acquisition-related transaction costs of $491.7 million expected to be incurred subsequent to March 31, 2016. Total acquisition-related transaction costs expected to be incurred by Aetna and Humana are estimated to be $526.8 million and $118.7 million, respectively, of which $99.7 million and $54.1 million, respectively, were incurred through March 31, 2016.

(n)
To record long-term debt to be issued and the term loan to be borrowed by Aetna to partially fund the merger, to record expected debt issuance costs as a reduction to long-term debt and to adjust Humana's debt to an estimate of fair value, as follows:

(Millions)
Establish incremental Aetna long-term debt to effect the merger	$13,000.0
Establish incremental Aetna term loan debt to effect the merger	3,200.0
Estimated debt issuance costs related to incremental Aetna long-term debt	(91.5)
Estimated fair value increase to Humana debt assumed over carrying value	241.7
Total	$16,350.2

(o) Adjustment of tax liabilities (assets) as follows:

(Millions)
Adjust Humana's historical deferred tax liability on goodwill and intangible assets	$(223.4)
Adjust Humana's historical deferred tax liability on capitalized software	(293.8)
Eliminate Humana's historical deferred tax asset on outstanding equity awards	28.0
Adjust Humana's historical deferred tax asset on deferred acquisition costs	(48.4)
Estimated deferred tax asset related to tax-deductible acquisition-related transaction costs	(139.8)
Estimated transaction-related deferred tax liability on identifiable intangible assets	2,490.3
Estimated transaction-related deferred tax asset for fair value increase to assumed Humana debt	(84.6)
Estimated transaction-related current tax liability for debt issuance costs	32.0
Total	$1,760.3

(p)	To eliminate Humana’s historical common shares and additional paid-in capital and record the stock portion of the Merger Consideration as follows:

(Millions)
Eliminate Humana’s historical common shares and additional paid-in-capital	$(2,531.0)
Issuance of Aetna common shares	14,206.7
Total	$11,675.7

(q)
To eliminate Humana’s historical retained earnings, to estimate the after-tax portion of the acquisition-related transaction costs projected to be incurred after March 31, 2016 and to record the after-tax portion of projected debt issuance costs as follows:

(Millions)
Elimination of Humana's historical retained earnings	$(7,918.0)
Transaction costs projected to be incurred	(351.9)
Debt issuance costs projected to be incurred	59.5
Total	$(8,210.4)

(r) To eliminate Humana’s historical accumulated other comprehensive income of $76.0 million.

The unaudited pro forma condensed combined financial statements do not present a combined dividend per share amount. On each of April 24, 2015, July 31, 2015, October 30, 2015, January 29, 2016, and April 29, 2016 Aetna paid a dividend of $0.25 per Aetna common share. On each of January 30, 2015 and April 24, 2015 Humana paid a dividend of $0.28 per share of Humana common stock, and on each of July 31, 2015, October 30, 2015, January 29, 2016 and April 29, 2016 Humana paid a dividend of $0.29 per share of Humana common stock. Under the terms of the merger agreement, during the period prior to completion of the merger, Humana is not permitted to declare, set aside or pay any dividend or other distribution other than its regular cash dividend in the ordinary course of business consistent with past practice in an amount not to exceed $0.29 per share per quarter. Under the terms of the merger agreement, during the period before completion of the merger, Aetna is not permitted to declare, set aside or pay any dividend or other distribution other than its regular cash dividend in the ordinary course of business consistent with past practice in an amount not to exceed $0.25 per share per quarter. The dividend policy of Aetna following completion of the merger will be determined by Aetna’s Board of Directors.